EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made and entered into this 20th day of March, 2014, by and between The Bank of Tampa, a Florida banking corporation ("Lender"), having an address of Post Office Box One, Tampa, Florida 33601 and Bovie Medical Corporation, a Delaware corporation (“Borrower”), having an address of 5115 Ulmerton Road, Clearwater, Florida 33760.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender extend to Borrower a mortgage loan in the principal amount of $3,592,000.00 and Lender has agreed to provide such financing as more particularly provided herein upon all of the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and adequacy of which is acknowledged by the parties, the parties agree as follows:

ARTICLE ONE
DEFINITIONS AND CERTAIN TERMS

1.01 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, including without limitation the preamble to this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

To the extent used herein, the terms “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Healthcare Insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Right”, “Payment Intangible”, “Software”, and “Supporting Obligation” shall each have the respective meanings ascribed thereto in the UCC.

“Affiliate” shall mean, as to any Person: (i) each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified and (ii) any officer, director, manager, or general partner of such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have meanings correlative thereto. A Person shall be deemed to be controlled by another Person if such other Person beneficially owns or holds directly or indirectly, 5 % or more of the voting control or equity interests of such Person.

“Assignment of Rents” shall mean that certain Assignment of Rents, Leases, Profits and Contracts dated on or about the date hereof from Borrower in favor of Lender and relating to the Real Estate Collateral, as the same may be modified, amended, restated or supplemented at any time or from time to time.

“Blocked Persons List” shall mean the list of Specially Designated Nationals and Blocked Persons generated and maintained by OFAC, as it exists from time to time or at any time, together with any and all amendments or replacements thereto or thereof.

“Business Day” shall mean (i) any day on which Lender is open for commercial banking business in Tampa, Florida, and (ii) in respect of any determination relevant to any interest rate provided in the Note, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

“CD Collateral” shall mean that certain Certificate Deposit currently bearing account no.: 758038513 issued by Lender in favor of Borrower in the original amount of $898,000.00, all amounts deposited therein, and all replacements or substitutions thereof.

“CD Pledge Agreement” shall mean that certain Certificate of Deposit Pledge Agreement dated on or about the date hereof from Borrower in favor of Lender pursuant to which Borrower has pledged to Lender the CD Collateral as collateral security for the Loan, as the same may be amended, modified, restated or supplemented at any time or from time to time.

“Collateral” shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for any of the Obligations pursuant to any one or more of the Security Documents, other Loan Documents, or otherwise, including without limitation, all Accounts (including without limitation, all Healthcare Insurance Receivables), all Chattel Paper (including, without limitation, Electronic Chattel Paper), to the extent that same constitutes proceeds of the Accounts, all Payment Intangibles, to the extent that same constitutes proceeds of the Accounts, all Documents, all Instruments, to the extent that same constitutes proceeds of the Accounts, Supporting Obligations and/or, Letter of Credit Rights to the extent that the same secure, guaranty or otherwise relate to the Accounts, the CD Collateral, and the Real Estate Collateral. In the event of any inconsistency between this definition and the definition of Collateral in any Security Document, such Security Document shall control.

“Debt Service Coverage Ratio” shall mean the ratio of (a) EBITDA for the period of measure to (b) the sum of (i) Borrower's interest expense, and (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by Borrower during the period of measure.

“Default Condition” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning ascribed to said term in the Note.

“Document Fee” a fee in the amount of $300.00 payable by Borrower to Lender as a condition of Lender’s making the Loan to Borrower.

“EBITDA” shall mean the amount of Borrower’s earnings before interest, taxes, depreciation and amortization expense, adjusted for non-recurring items, in Lender’s sole and absolute discretion, for the period of measure.

“Eligible Stocks” shall mean any common or preferred stock which (i) is not control or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to Lender, and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or any Governmental Authority, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances, including, without limitation, the following federal laws: the Resource Conservation Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, and the Clean Water Act.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities) of Borrower directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (iii) any actual or alleged exposure to any Hazardous Substances, (iv) the release or threatened release of any Hazardous Substances or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to an employee benefit (“Plan”) (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by Borrower of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by Borrower from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by Borrower of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by Borrower of any notice, or the receipt by any multiemployer plan, as defined in ERISA, from Borrower of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning ascribed to said term in Section 9.01 hereof.

“Executive Order 13224” shall mean Executive Order No. 13224, 66 Fed. Reg. 49709 (Sept. 25, 2001), as well as any supplement, amendment or replacement thereto or thereof.

“Extended Maturity Date” shall mean March 20, 2022

“Financial Officer” shall mean, with respect to Borrower, the vice president of finance, chief financial officer, principal accounting officer or treasurer of Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any nation or government, any state or local government political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law, (ii) that are defined by any applicable Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous (iii) the presence of which require investigation, removal, remediation or any other response of any kind under any applicable Environmental Law or causes or threatens to cause a nuisance upon any property of Borrower or to any adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such property, (iv) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (v) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas, synthetic gas, radon gas, radioactive materials, or isotopes.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whomsoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions, and shall include without limitation any obligations arising under any Interest Rate Management Agreement.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures and shall include without limitation any transaction evidenced by any Interest Rate Management Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (A) trade payables incurred in the ordinary course of business not more than ninety (90) days past due and (B) and accrued obligations), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person (other than accrued obligations), (v) all capital lease obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guaranties of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) the value of property owned by such Person securing the Indebtedness of a third party, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) all off-balance sheet liabilities or such Person and (xi) all Net Mark-to-Market Exposure in respect of all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Initial Maturity Date” shall mean March 20, 2017.

“Interest Rate” shall have the meaning ascribed to said term in the Note.

“Interest Rate Protection Agreement” shall mean any agreement between Borrower and Lender or any affiliate of Lender now existing or hereafter entered into, which provides for an interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or forward foreign exchange transaction, cross currency rate swap, currency option, any combination of, or option with respect to, any of the foregoing or any similar transactions, for the purpose of hedging Borrower's exposure to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices (including any such or similar agreement or transaction entered into by Lender or any affiliate thereof in connection with any other agreement or transaction between Borrower and Lender or any affiliate thereof ).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loan” shall mean the term mortgage loan made by Lender to Borrower and taken by Borrower from Lender pursuant to the provisions of this Agreement and as more particularly described in Section 2.01 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Documents, any Interest Rate Protection Agreement, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of Borrower with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Loan Fee” a fee in the amount of $17,760.00 payable by Borrower to Lender as a condition of Lender’s making the Loan to Borrower.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, business, properties, liabilities (actual or contingent), assets, or prospects of Borrower, (ii) the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, or (iii) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder and thereunder.

“Mortgage” shall mean that certain Mortgage, Security Agreement, Fixture Filing and Assignment of Rents dated on or about the date hereof from Borrower in favor of Lender, encumbering the Real Estate Collateral and securing the Loan and other Obligations, as the same may be amended, modified, restated or supplemented at any time or from time to time.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, (i) for any Hedging Transaction which has been closed out and termination values determined in accordance therewith, such termination values; and (ii) for any other Hedging Transaction, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Note” shall mean the Promissory Note dated on or about the date hereof in the principal amount of the Loan, and made by Borrower and payable to the order of Lender, as the same may be amended, modified

“Obligations” shall mean (a) all amounts owing by Borrower to Bank pursuant to or in connection with the Note, this Agreement or any other Loan Document or otherwise with respect to the Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to the Note this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all obligations, sums or fees owing under any Interest Rate Protection Agreement, and (c) all other indebtedness of whatever kind arising of Borrower to Lender or any affiliate of Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Organizational Documents” shall mean as to any Person which is not a natural person, the documents and/or instruments creating and/or governing the formation or operation of such Person, including without limitation such documents required to be filed with any Governmental Authority having jurisdiction over the creation or formation of such Person and including without limitation, articles of incorporation, bylaws, shareholder agreements, voting trust agreements, articles of organization, operating agreements, management agreements, certificates of limited partnership, partnership agreements, statements of qualification, trust agreements or indentures or other agreements or instruments as appropriate for such Person.

“Permitted Encumbrances” shall mean: (i) Liens imposed by law for taxes, assessments or charges or levies of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (iii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower, including without limitation those items set forth in the Mortgage as “Permitted Encumbrances”; (iv) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (iii) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; and (v) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of Borrower in the ordinary course of business.

“Person” shall mean any natural person, corporation, association, joint venture, partnership, limited liability company, company, association, trust, Governmental Authority or other entity.

“Real Estate Collateral” shall mean that certain real property and all improvements thereon, at any time or from time to time, which real property is described on Exhibit “A”, and which shall be encumbered by the Mortgage in order to secure the Credit Facility and other Obligations.

“Responsible Officer” shall mean with respect to Borrower any of the president, the chief executive officer, the chief operating officer, the Financial Officer, or a vice president or a manager or managing member or a general partner or managing general partner of Borrower or such other representative of Borrower as may be designated in writing by any one of the foregoing with the consent of Lender; and, with respect to the financial covenants only, the Financial Officer of Borrower. Any document delivered in connection with this Agreement or any of the other Loan Documents that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other entity action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Security Agreement” shall mean the Security Agreement, made by the Borrower in favor of Lender dated on or about the date hereof, pursuant to which Borrower has granted to Lender a security interest in and to that portion of the Collateral described therein, as amended, modified, restated or supplemented at any time or from time to time.

“Security Documents” shall mean the CD Pledge Agreement, the Mortgage, the Security Agreement, the Assignment of Rents, and all other pledge or security agreements, mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by Borrower in favor of Lender securing any or all of the Obligations or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated, or supplemented at any time or from time to time

“UCC” shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction, as amended or modified from time to time.

“Unencumbered Liquid Assets” shall mean the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have such creditor’s claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of Borrower; (iii) may be converted to cash within five (5) days, (iv) are otherwise acceptable to Lender in its reasonable discretion; and (v) are not being counted or included to satisfy any other liquidity requirement under any other obligation, whether with Lender or any other lender, unless otherwise expressly agreed by Lender in writing:

(a) Cash or cash equivalents held in the United States and denominated in United States dollars;

(b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c) Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d) Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e) Eligible Stocks; and

(f) Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) – (e) above.

1.02 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a consistent basis or other standard acceptable to Bank. For purposes of determining compliance with any covenant (including computation of any financial covenant) contained herein, Indebtedness of Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB Accounting Standards Codification 825 on financial liabilities shall be disregarded.

1.03 Internal References. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

ARTICLE TWO
CREDIT

2.01 Loan. Lender hereby makes and Borrower hereby agrees to take the Loan in the principal amount of $3,592,000.00, which shall be evidenced by the Note in said principal sum dated as of even date herewith payable to the order of Lender. The Loan shall be available to Borrower in a single advance on or about the date hereof for the purpose of refinancing existing mortgage debt secured by the Real Estate Collateral. The Loan shall be due and payable in full on the Initial Maturity Date, unless all of the conditions set forth in Section 2.04 hereof shall have been satisfied prior to the Initial Maturity Date in which case the maturity of the Loan shall be extended and the Loan shall be due and payable in full on the Extended Maturity Date. Until maturity of the Loan, the Loan shall be payable by Borrower as provided in and in accordance with the terms of the Note.

2.02 Loan Fee. Borrower shall unconditionally pay to Lender the Loan Fee, which shall be due and payable in good, collected funds on the date of the execution and delivery of this Agreement.

2.03 Document Fee. Borrower shall unconditionally pay to Lender the Document Fee, which shall be due and payable in good, collected funds on the date of the execution and delivery of this Agreement.

2.04 Extension of Maturity of Loan. Provided that all of the following terms and conditions shall have been met or exist on or before the Initial Maturity Date, the maturity of the Loan shall be extended until the Extended Maturity Date:

(a) No Event of Default or Default Condition shall then exist; and,

(b) Borrower shall have maintained a Debt Service Coverage Ratio for each of the preceding four (4) consecutive fiscal quarters of not less than 1.00 to 1.00.

In the event that the foregoing conditions have not been satisfied as of, on or before the Initial Maturity Date, then the Loan shall mature and be due and payable in full as provided in the Note on the Initial Maturity Date.

ARTICLE THREE
CONDITIONS TO LOAN

3.01 Conditions to Effectiveness. The obligations of Lender to make the Loan to Borrower shall not become effective until the date on which each of the following conditions is satisfied:

(a) Lender shall have received all fees and other amounts due and payable on or prior to the date hereof, including without limitation the Document Fee and the Loan Fee and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to Lender) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(b) Lender (or its counsel) shall have received the following (all of which shall be in form and substance satisfactory to Lender in its sole discretion):

(i)	this Agreement signed by or on behalf of each party hereto;

(ii)	the duly executed Note payable to the order of Lender;

(iii)	the duly executed other Loan Documents, including without limitation, the Security Documents;

(iv)
certificates of the secretary or assistant secretary of Borrower in form and substance acceptable to the Lender, attaching and certifying copies of its Organizational Documents and authorizing resolutions or unanimous written consents, as appropriate for Borrower, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer, or other authorized representative, as applicable, of Borrower executing the Loan Documents;

(v)
certificates of good standing, status, or existence, as applicable, from the Secretary of State or other proper governmental office of the jurisdiction of organization of Borrower and each other jurisdiction where Borrower is required to be qualified to do business as a foreign entity;

(vi)
favorable written opinion of counsel to Borrower, addressed to Lender, and covering such matters relating to Borrower, the Loan Documents and the transactions contemplated therein as Lender shall reasonably request;

(vii)
certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any requirement of law in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

(viii)
duly executed payoff letters or other evidence satisfactory to the Lender from the lender under the existing loans or credit facilities of Borrower secured by the Real Estate Collateral being paid off from the proceeds of the Loan;

(ix)
A final mortgagee’s policy of title insurance or a marked-up binder to issue a final mortgagee’s policy of title insurance issued by a title insurer reasonably acceptable to Lender in an amount equal to the Loan and otherwise in form and content, acceptable to Lender, fully paid, and insuring Lender and its successors and assigns that the Mortgage constitutes a valid first lien and/or a first security title in the Real Estate Collateral, and that the title to the land comprising a portion of the Real Estate Collateral is good and marketable and free and clear of all defects and encumbrances except for the Permitted Encumbrances, and containing: (A) full coverage against liens of mechanics, materialmen, laborers and any other parties who might claim statutory or common law lien rights; (B) no survey exceptions other than those theretofore approved by Lender and Lender’s counsel; and (C) either the following endorsements or assurance that the title insurer underwriting such mortgagee’s policy of title insurance is prepared to issue the following endorsements with the issuance of the final title insurance policy: ALTA 6.1; ALTA 8.1; Form 9; and Survey.

(x)	Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Real Estate Collateral.

(xi)
A report from a recognized search service or the appropriate filing officers of the state in which Borrower is located for purposes of Article 9 of the UCC and county in which the Real Estate Collateral is located, indicating that no judgments, tax, assessments or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Lender), are of record or on file encumbering any portion of the Premises, and that there are no judgments or tax or assessment liens outstanding with respect to Borrower, and UCC-11 searches of the central filing offices of the Borrower’s location as determined in accordance with Article 9 of the UCC.

(xii)
A copy of, or a certificate as to coverage under, the insurance policies required by the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary Lender’s loss payable endorsement and to name the Lender as additional insured, mortgagee or lender loss payee as appropriate and in form and substance satisfactory to the Lender in its sole discretion.

(xiii)
Evidence satisfactory to Lender as to: (A) the methods of access to and egress from the Real Estate Collateral, and nearby or adjoining public ways; (B) the availability of storm and sanitary sewer facilities meeting the reasonable requirements of the Real Estate Collateral; and (C) the availability of all other required utilities for the Real Estate Collateral.

(xiv)
Evidence satisfactory to Lender as to the zoning and land use classifications of the Real Estate Collateral and that that the current improvements comprising a portion of the Real Estate Collateral are in compliance with such zoning and land use classifications.

(xv)
A survey of the land comprising a portion of the Real Estate Collateral prepared by a registered land surveyor or civil engineer approved by the Lender and the title insurer underwriting the title insurance policy required under (ix) above, which survey shall have been made not more than ninety (90) days prior to the date of this Agreement and which shall contain an accurate legal description of the land, show that the land is contiguous to but not encroaching upon dedicated public streets, roads and highways, show all improvements located on the land including without limitation the location of all parking areas and the number of parking spaces, including without limitation handicapped parking spaces, and show the location of all easements or other restrictions of record affecting the Real Estate Collateral. Such survey must be certified to Lender, Lender’s counsel and the Title Insurer and must conform to Florida Administrative Code, Chapter 61G17-6, and the minimum requirements adopted by the Florida Board of Professional Surveyors and Mappers and the Florida Land Title Association, and specifically state that the survey was prepared from dimensions taken upon physical inspection and measurement of the Real Estate Collateral. The survey shall also include a flood hazard certification.

(xvi)
An appraisal, prepared at Borrower’s expense by a Member of the American Institute of Real Estate Appraisers (“MAI”) selected by Lender, of the Real Estate Collateral, in all respects acceptable to Lender and Lender’s review appraiser, if any. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the amount of the Loan shall not exceed 80% of the appraised value of the Real Estate Collateral, as determined by such appraisal.

(xvii)
A current report certified to, and in form and substance acceptable to, Lender from a reputable environmental engineer or consultant acceptable to Lender detailing the results of an environmental investigation of the Real Estate Collateral including, when requested, an inspection of the results of soil and ground water samples and investigation for the presence of Hazardous Substances, such as asbestos. The environmental report must be prepared in accordance with ASTM Standard E 1527-13 (or any successor or replacement provision) or such other standards as Lender shall require. Lender reserves the right to require additional environmental assessments including without limitation soil tests, tests for the presence of any storage tank, tests of the integrity of any storage tank, an asbestos survey, an air monitoring survey, and a Phase II inspection and report, based upon any findings of any Phase I inspection and report. The fees for any environmental report or other environmental investigation shall be paid by the Borrower, who shall be solely responsible therefor.

(xviii)	All taxes and assessments payable in connection with the Real Estate Collateral are to be paid current as of the date of this Agreement.

(xix)
Lender, at Borrower’s expense, will obtain a flood certification from a third party stating the flood zone of the Real Estate Collateral, and evidencing that the Real Estate Collateral is not within a one hundred year flood plain, unless approved by Lender.

(xx)
Each document (including, without limitation, any Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted pursuant to the terms of this Agreement or the Security Documents), shall be in proper form for filing, registration or recordation.

(xxi)
Documentary evidence satisfactory to Lender that the past litigation as disclosed in Borrower’s financial statements referenced in Section 4.06 has been wholly resolved in a manner which will not have a Material Adverse Effect on Borrower now or in the future.

(xxii)	Such other items which Lender or Lender’s counsel shall reasonably deem necessary.

3.02 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article Three, unless otherwise specified, shall be delivered to Lender and, except for the Note, in sufficient counterparts or copies as Lender shall require and shall be in form and substance satisfactory in all respects to Lender.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loan to Borrower, Borrower represents and warrants to Lender both before and after giving effect to the transactions contemplated hereby, which representations and warranties shall be deemed made as of the date of this Agreement, as follows:

4.01 Existence; Power. Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

4.02 Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents are within Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action. This Agreement and each other Loan Document dated the date hereof has been duly executed and delivered by Borrower, and constitutes, and each other Loan Document to which Borrower will become a party, when executed and delivered by Borrower shall constitute, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.03 Places of Business. Borrower’s correct, legal name and jurisdiction of organization is as set forth in the preamble to this Agreement and (i) the chief executive office of Borrower is as set forth in the preamble to this Agreement. Except as disclosed in the preamble hereto: (i) Borrower has not been organized in any other jurisdiction, nor changed its location for purposes of Article 9 of the UCC in the last five (5) years, (ii) Borrower has not changed its name in the last five (5) years, and (iii) during such period Borrower has not used, nor does Borrower now use, any fictitious or trade name.

4.04 Pending Litigation. There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending or, to the knowledge of Borrower, threatened, against Borrower in any court or before any Governmental Authority, other than as set forth on Schedule 4.04 hereto or which, if adversely determined, could not reasonably be expected to cause a Material Adverse Effect. No shareholder, director, or executive officer of Borrower has been indicted or convicted in connection with or is engaging in any racketeering or other similar criminal conduct or activity, or is currently subject to any lawsuit or proceeding or under investigation in connection with any racketeering or other similar criminal conduct or activity.

4.05 Governmental Approvals; No Conflicts. The execution, delivery and performance by Borrower of this Agreement, and the other Loan Documents (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) do not violate or result in the breach of any of the terms and provisions of any Organizational Document to which Borrower is bound or is a party, (iii) will not violate any requirements of law applicable to Borrower, or any judgment, order or ruling of any Governmental Authority, (iv) will not violate or result in a default under any indenture, material agreement or other material instrument binding Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower, and (v) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created under the Loan Documents.

4.06 Financial Statements. The annual financial statements of Borrower dated as of December 31, 2012, and the interim financial statements of Borrower dated as of September 30, 2013, delivered to Lender in connection with the Loan (including in all cases the notes thereto, if any) have been prepared in accordance with GAAP, are accurate and complete in all material respects as of the respective dates thereof, are consistent with each Borrower’s books and records (which, in turn, are accurate and complete in all material respects), present fairly in all material respects Borrower’s financial condition, results of operations and cash flows as of the respective times and for the respective periods referred to therein. There have been no changes to the financial condition of Borrower which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. Borrower has no indebtedness, Lien or other liability that would be required to be disclosed on a balance sheet in accordance with GAAP, except for those (i) set forth on the financial statements referred to hereinabove or (ii) incurred in the ordinary course of business since the respective dates of Borrower’s financial statement referred to hereinabove.

4.07 Environmental Matters. Borrower (i) has not stored or disposed of any Hazardous Substances on the Real Estate Collateral or any of its other properties except in compliance with Environmental Laws, (ii) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) is not or has not become subject to any Environmental Liability, (iv) has received no notice of any claim with respect to any Environmental Liability or (v) knows of no basis for any Environmental Liability.

4.08 Compliance with Laws and Agreements. To the best of Borrower’s knowledge, Borrower is in compliance with (a) all requirements of law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.09 Taxes. Borrower has timely filed or caused to be filed all Federal and state income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property, except where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

4.10 ERISA. Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and published interpretations thereunder with respect to all employee benefit plans covered thereby. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

4.11 Investment Company Act, etc. Borrower is (a) not an “investment company” nor is it “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) not otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

4.12 Ownership of Property.

(a) Borrower has good title to the Real Estate Collateral, which is free and clear of Liens other than Permitted Encumbrances.

(b) The Real Estate Collateral is insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Real Estate Collateral is located and otherwise in compliance the terms of the Mortgage.

4.13 Subsidiaries. Borrower has no Subsidiaries, except as set forth on Schedule 4.13.

4.14 Borrower Disclosures. Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates nor other information furnished by or on behalf of Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact nor omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

4.15 OFAC. Borrower (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.16 Patriot Act; Foreign Corrupt Practices Act. Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.17 Schedules. Each of the Schedules, if any, attached to this Agreement sets forth a true, correct and complete description, in all material respects, of the matter or matters covered thereby.

4.18 Absence of Defaults. No Default Condition or Event of Default has occurred or is continuing.

ARTICLE FIVE
AFFIRMATIVE COVENANTS

Borrower covenants and agrees until such time as the Obligations have been indefeasibly paid in full in cash:

5.01 Payment of Obligations. Borrower shall pay principal, interest, fees and other charges on the Loan and the other Obligations as and when due pursuant to the Note, this Agreement, and the other Loan Documents.

5.02 Financial Statements and Other Reporting.

(a) As soon as available and in any event within 120 days after the end of each Fiscal Year of Borrower, Borrower shall submit to Lender the audited annual financial statements for Borrower for the Fiscal Year most recently ended, prepared in conformity with GAAP consistently applied and consisting of a balance sheet, and related statements of income, equity and cash flows (together with footnotes thereto) of Borrower reported on by an independent public accounting firm acceptable to Bank (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower for such Fiscal Year;

(b) As soon as available and in any event within 30 days after the end of each fiscal quarter, Borrower shall submit to Lender an internally prepared balance sheet of Borrower as of the end of such fiscal quarter and the related statements of income and cash flows of Borrower, for such fiscal quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous Fiscal Year certified by Borrower’s Financial Officer;

(c) As soon as available, and in any event within thirty (30) days of the date of filing thereof, but in any and all events not later than September 15th of each year, Borrower shall submit to Lender a complete copy of its federal income tax return for each calendar year together with all schedules or exhibits thereto;

(d) Upon occurrence, prompt written notice of any change (i) in Borrower’s organizational name, (ii) in the jurisdiction of organization or formation of Borrower, (iii) in Borrower’s identity or form of organization or (iv) Borrower’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless it has obtained the prior written consent of Lender, in its sole and absolute discretion, and all filings have been made under the UCC or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(e) Promptly following any request therefor by Lender, such other information regarding the results of operations, business affairs and financial condition of Borrower as Lender may reasonably request.

All financial statements and financial information submitted to Bank in accordance with this Agreement shall include, among other things, detailed information regarding (i) any Person of which Borrower is the majority owner and (ii) any Person of which Borrower is not the majority owner, but for which such Borrower is directly or contingently liable on debts or obligations of any kind incurred by such Persons. All financial statements or records submitted to Lender via electronic means, including, without limitation by facsimile, open internet communications or other telephonic or electronic methods, including, without limitation, documents in Tagged Image Format Files (“.tiff”) or Portable Document Format (“.pdf”) shall be treated as originals, fully binding and with full legal force and effect and the parties waive any rights they may have to object to such treatment. Lender may rely on all such records in good faith as complete and accurate records produced or maintained by or on behalf of the party submitting such records.

5.03 Maintenance of Insurance, Financial Records and Existence.

(a) Required Insurance. Borrower shall maintain or cause to be maintained insurance on Borrower’s properties and assets against fire, casualty, public liability, as well as general liability, and other liability insurance related to the business of Borrower (or, if applicable, its direct or indirect Subsidiaries) as is customary for such business, all in such amounts, with such deductibles and with such insurers as are customary for such business, and otherwise as required pursuant to the terms of the Security Documents (the “Required Insurance”). All of the policies relating to the Required Insurance shall contain standard “mortgagee” (where applicable), “lender loss payable” and “additional insured” (where applicable) clauses issued in favor of Lender pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the Required Insurance cannot be altered in any way adverse to Lender or canceled without thirty (30) days’ (or ten (10) days with respect to nonpayment of premium) prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to the date hereof, Borrower shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the date hereof or such other evidence of the Required Insurance as Lender may require. In the event the Borrower fails to procure or causes to be procured any of the Required Insurance or to timely pay or cause to be paid the premium(s) on any of the Required Insurance, Lender may do so for Borrower, but Borrower shall continue to be liable for the same. Borrower further covenants that all insurance premiums owing under its current casualty policy or policies will be paid when due. Borrower also agrees to notify Lender, promptly, upon Borrower’s receipt of a notice of termination, cancellation or non-renewal from its insurance company of any of the Required Insurance. Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option upon the occurrence and during the continuance of an Event of Default, to endorse any check which may be payable to Borrower in order to collect the proceeds of the Required Insurance. The foregoing general requirements shall not be in limitation or derogation of any other requirement of Borrower to obtain and/or maintain insurance as specified in any other Loan Document, including without limitation, any Security Document.

(b) Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries in all material respects will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its Fiscal Year end date without prior written notice to Lender.

(c) Existence; Rights; Conduct of Business. Borrower shall do (or cause to be done) all things reasonably necessary to preserve and keep in full force and effect its legal existence and good standing and Borrower’s rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

5.04 Notices of Material Events. Borrower shall furnish to Lender prompt written notice of the following:

(a) the occurrence of any Default Condition or Event of Default;

(b) the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority, against or, to the knowledge of Borrower, affecting Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any change in the nature or extent of Hazardous Substances maintained on or with respect to the Mortgaged Property or any other property of Borrower or the occurrence of any event or any other development by which Borrower (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this hereunder shall be accompanied by a written statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.05 Litigation. Borrower shall give prompt notice to Lender of any litigation claiming in excess of $100,000.00 from Borrower or which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect.

5.06 Taxes. Borrower shall pay all taxes when due (other than taxes levied upon Bank based upon or measured by Lender’s income or revenues), if any, in connection with the Loan, the Loan Documents and/or the execution, delivery or recording of any mortgage, deed of trust, security deed, security agreement, financing statements or other Loan Documents. The Obligations of Borrower under this Section shall survive the payment of Borrower’s Obligations under this Agreement and the termination of this Agreement.

5.07 Compliance with Laws, etc. Borrower shall: (i) comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, and the Occupational Safety and Health Act of 1970, as amended (“OSHA”), except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (ii) at all times maintain the Real Estate Collateral in compliance with all applicable Environmental Laws and free of any Hazardous Substances except in compliance with all applicable Environmental Laws; (iii) pay, perform or otherwise satisfy any fine, charge, penalty, fee, damage, order, judgment, decree or imposition related thereto which, if unpaid, would constitute a lien or encumbrance on any Collateral, other than a Permitted Encumbrance, unless (a) the validity thereof shall be contested diligently and in good faith by appropriate proceedings and with counsel reasonably satisfactory to Lender and (b) so long as Borrower shall at all times have deposited with Lender, or posted a bond satisfactory to Lender in, a sum equal to the amount necessary (in the reasonable discretion of Lender) to comply with such order or directive (including, but not limited to, the amount of any fine, penalty, interest or cost that may become due thereon by reason of or during such contest); provided, however, that Lender shall be subrogated to the rights of the payee of such amount upon payment in full with respect to such fine, charge, or any portion thereof, (iv) to take all appropriate response actions, including any removal or remedial actions, in the event of a release, emission, discharge, or disposal of any Hazardous Substances in, on, under or from the Real Estate Collateral in order for such property to be or remain in compliance with all Environmental Laws, (v) upon request of Lender, to permit Lender, including its officers, agents, employees, contractors and representatives, to enter and inspect the Real Estate Collateral for purposes of conducting an environmental assessment and (vi) upon the request of Lender, and at Borrower’s expense, to cause to be prepared for the Real Estate Collateral such site assessment reports, including, without limitation, engineering studies, historical reviews and testing, as may be reasonably requested from time to time by Lender.

5.08 Payment of Obligations. Borrower shall pay and discharge at or before maturity, all of their respective obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.09 Visitation, Inspection, etc. Borrower will permit any of Lender’s officers or other representatives to visit and inspect any location(s) of Borrower or where any Collateral is kept during regular business hours to examine and audit all of such Person’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrower shall pay to Lender all reasonable fees, costs and expenses actually incurred by Lender in connection with such inspections.

5.10 Collateral Reporting. Borrower agrees to furnish to Lender such information as Lender reasonably requires in connection with monitoring the Collateral, at the times and in the manner reasonably determined by Lender.

5.11 Maintenance of Properties. Borrower shall keep and maintain all property material to the conduct of its business, including without limitation the Real Estate Collateral, in good working order and condition, ordinary wear and tear excepted.

5.12 Use of Proceeds. Borrower shall use the proceeds of the Loan for the purposes stated herein. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including without limitation Regulations T, U or X.

5.13 Operating Accounts. Borrower will establish and thereafter maintain with Lender until such time as the Obligations have been indefeasibly paid in full in good collected funds its primary depository relationship including all of its operating deposit accounts and all collection accounts.

5.14 Leased Premises. In the event that any Collateral or books and records related thereto is or becomes located on any of the properties leased by Borrower, Borrower shall promptly upon request by Lender obtain from the owner and landlord of such leased properties a landlord’s lien waiver and collateral access agreement in form and substance reasonably acceptable to Bank.

5.15 Further Assurances. Borrower shall execute and/or deliver any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and preparing all documentation relating to filings under the Federal Assignment of Claims Act) that may be required under applicable law, or that Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to Lender, and Borrower shall deliver or cause to be delivered to Lender all such instruments and documents (including legal opinions, title insurance policies, ownership and encumbrances reports and lien searches) as Lender shall reasonably request to evidence compliance with this Section.

ARTICLE SIX
NEGTIVE COVENANTS

Borrower covenants and agrees until such time as the Obligations have been indefeasibly paid in full in cash and any obligation of Bank to fund any portion of the Credit Facility has terminated or expired:

6.01 Indebtedness. Borrower will not create, incur, assume or suffer to exist any Indebtedness secured by, or otherwise with respect to the financing of, the Collateral, including without limitation the Real Estate Collateral.

6.02 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, including without limitation the Real Estate Collateral, except:

(a) Liens in favor of Lender securing the Obligations;

(b) Permitted Encumbrances; and

(c) extensions or renewals of any Lien referred to in paragraph (b) of this Section 6.02; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

6.03 Fundamental Changes. Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired).

6.04 Transactions with Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property, assets or services from, or otherwise engage in any other transactions with, any Affiliate, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

6.05 Amendment to Material Documents. Borrower shall not amend, modify or waive any of its rights in a manner materially adverse to the Lender, or which could otherwise be reasonably expected to have a Material Adverse Effect under its Organizational Documents.

6.06 Accounting Changes. Borrower shall not make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the Fiscal Year of Borrower.

ARTICLE SEVEN
FINANCIAL COVENANTS

Borrower covenants and agrees until such time as the Obligations have been indefeasibly paid in full in cash:

(a) Minimum Liquidity. Borrower shall at all times maintain Unencumbered Liquid Assets of not less than $750,000.00; and

(b) Debt Service Coverage Ratio. In the event that the maturity of the Loan shall be extended to the Extended Maturity Date as provided in Section 2.04 hereof, then from and after the Initial Maturity Date, Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.20 to 1.00 tested annually as of the end of each of Borrower’s Fiscal Years based on the annual financial statements required to be delivered by Borrower to Lender pursuant to the provisions of Section 5.02(a) hereof.

ARTICLE EIGHT
SECURITY

8.01 Collateral. The Loan shall be and shall remain at all times secured by the Mortgage, the Security Agreement and, subject to the provisions of Section 8.02 below, the CD Pledge Agreement.

8.02 Reduction of CD Collateral. Provided no Event of Default or Default Condition then exists, Lender agrees with Borrower that annually as of each anniversary date of this Agreement commencing on March 20, 2015, Lender shall release the sum of $59,866.67 per year from the CD Collateral.

ARTICLE NINE
DEFAULTS

9.01 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) the failure by Borrower to pay within ten (10) days of when due any payment of principal and/or interest on or with respect to (A) the Loan under the Note, (B) any other Obligation, or (C) any other Loan Document, whether a regularly scheduled payment, at maturity or by acceleration; or

(b) nonpayment by Borrower of any Interest Rate Protection Agreement when due or the breach by Borrower of any term, provision or condition contained in any Interest Rate Protection Agreement; or

(c) any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to Lender by Borrower, or any representative thereof pursuant to or in connection with this Agreement or any other Loan Document shall prove to be materially incorrect when made or deemed made or submitted; or

(d) the breach of any (i) affirmative covenant as provided in Article Five, (ii) negative covenant as provided in Article Six hereof or (iii) any financial covenant as provided in Article Seven hereof; or

(e) a default or breach which is not otherwise the subject of any other provision of this Section 9.01 shall occur in the performance of any of the covenants or agreements of Borrower contained in this Agreement, the Note, the Security Documents or any other Loan Document and such default is not capable of being cured, or if capable of being cured shall continue uncured to the reasonable satisfaction of Bank for a period of forty-five (45) days after written notice thereof from Bank to Borrower, or such other lesser or greater period of time, if any, with or without notice as specifically set forth in the applicable document or instrument; provided, however, in the event that such default or breach is capable of being cured but not within forty-five (45) days, or such other greater or lesser curative period with respect to the particular default or breach, Borrower shall have such additional time, not to exceed an additional fifteen (15) days within which to cure such default or breach within the original curative period therefor and thereafter diligently prosecutes the same to completion; or

(f) Borrower (whether as primary obligor or as guarantor or other surety) shall default on any Indebtedness of Borrower to Lender other than the Obligations; or

(g) Borrower shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of Borrower or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower, or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Borrower in an aggregate amount exceeding $100,000.00; or

(k) any judgment, garnishment, seizure, tax lien, levy or order for the payment of money, which Lender deems to be of a material nature, shall be rendered against Borrower or any assets of Borrower and the same not be satisfied or bonded to the reasonable satisfaction of Lender within forty-five (45) days from the entry thereof; or

(l) any non-monetary judgment or order shall be rendered against Borrower that could reasonably be expected to have a Material Adverse Effect; or

(m) any security interest or Lien purported to be created by any Security Document shall cease to be, or shall be asserted by Borrower not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or

(n) Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance, or order of any court of competent jurisdiction, Governmental Authority, or municipality; or

(o) there shall be any evidence received by Lender that reasonably leads it to believe that Borrower may have directly or indirectly been engaged in any type of criminal activity which would be reasonably likely to result in the forfeiture of a material portion of its assets or properties to any Governmental Authority or which would otherwise result in a Material Adverse Effect.

9.02 Rights Upon Event of Default. Upon the occurrence of an Event of Default and in every such event (other than an event with respect to Borrower described in subparagraph (g) or (h) of Section 9.01) and at any time thereafter during the continuance of such event, Lender may take, without limitation, any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loan, and all other Obligations, to be, whereupon the same shall become, due and payable immediately in full, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, (ii) exercise all rights and remedies contained in the Security Documents, including foreclosure of the Mortgage against the Real Estate Collateral, exercise of Lender’s rights and remedies under the Assignment of Rents and exercise of all rights and remedies of a secured party under the UCC and the Security Agreement, (iii) exercise all rights and remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either subparagraph (g) or (h) of Section 9.01 shall occur, the principal of the Loan then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

9.03 Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by Lender after an Event of Default arises shall be applied as follows:

(a) first, to the reimbursable expenses of Lender incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents, including without limitation attorneys’ fees and expenses and other costs of collection or enforcement, until the same shall have been paid in full;

(c) third, to late charges then due and payable under the terms of the Note, until the same shall have been paid in full;

(d) fourth, to interest, including without limitation default interest, then due and payable under the terms of the Note, until the same shall have been paid in full;

(e) fifth, to the outstanding principal amount of the Loan, in such order as Lender shall determine in its sole and absolute discretion;

(f) sixth, to all other Obligations until the same shall have been paid in full to Lender; and

(g) seventh, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled.

ARTICLE TEN
MISCELLANEOUS

10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To Borrower:	Bovie Medical Corporation
5115 Ulmerton Road
Clearwater, Florida 33760
Facsimile Number: (___) ___-____
Attention: Robert L. Gershon, Chief Executive Officer

With a copy to:	Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RXR Plaza
Uniondale, New York 11556
Facsimile Number: (516) 663-6714
Attention: Chava Eva Klein, Esq.

To the Lender:	The Bank of Tampa
Post Office Box One
Tampa, Florida 33601
Facsimile Number: (813) 998-2866
Attention: David E. Brown, Senior Vice President

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to Lender shall not be effective until actually received by such Person at its address specified above.

(c) Any agreement of the Lender to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loan and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in any such telephonic or facsimile notice.

10.02 Waiver; Amendments. No failure or delay by Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between Borrower and Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of an advance under the Loan shall not be construed as a waiver of any Default Condition or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default Condition or Event of Default at the time.

10.03 Expenses; Indemnification.

(a) Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of Lender, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan or other Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan or other Obligations.

(b) Borrower shall indemnify Lender and any of its affiliates, as well as its shareholders, directors, officers, employees, agents or (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, and all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from, or migrating to or from, any property owned or operated by Borrower, or any actual or alleged Environmental Liability related in any way to Borrower or any Collateral, (iv) any breach of any representation, warranty or covenant contained herein, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Borrower shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, indebtedness, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and shall defend, indemnify and save the Lender harmless from and against any and all liabilities with respect to, or resulting from any delay or omission to pay such taxes.

(d) To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any loan or the use of proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and Participants as provided in subparagraph (b) below) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender may at any time, without the prior consent of, or notice to, Borrower, sell and assign or grant participations to any Person (other than a natural person, Borrower or any of its Affiliates) (each, a “Participant”) all or a portion of Lender’s rights and/or obligations under this Agreement.

10.05 Governing Law; Jurisdiction; Venue. This Agreement is made and delivered in the State of Florida and shall be governed by and construed in accordance with the laws thereof without reference to the conflicts of law principles that would cause the application of the laws of another jurisdiction. Borrower hereby irrevocably submits and consents to the exclusive personal jurisdiction and venue of any state or federal court in Florida located in the same judicial district as the office of Lender specified in the first paragraph of this Agreement and agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement shall be litigated only in one of the foregoing described courts. Borrower, for itself, and its successors and assigns, and for any Person claiming under or through any of them, hereby knowingly and voluntarily waives any and all rights to contest the jurisdiction or venue as set forth above and hereby knowingly and voluntarily waives any and all rights to remove this action to, or to transfer, dismiss, or change venue to, any other court. Borrower further acknowledges and agrees that neither Lender nor any Person acting on behalf of Lender has represented to Borrower that the provisions of this paragraph have been waived or will not be fully enforced by Lender. Notwithstanding the foregoing, Lender may initiate necessary judicial actions in any jurisdiction to recover Collateral securing the Loan or any other Obligation.

10.06 WAIVER OF JURY TRIAL. BORROWER KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS BORROWER MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED ON, ARISING OUT OF, OR IN ANY WAY RELATED TO: THIS AGREEMENT; THE OBLIGATIONS; ANY NOTES, LOAN AGREEMENTS, OR ANY OTHER LOAN DOCUMENTS OR AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH ANY OF THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS JURY WAIVER ALSO APPLIES TO ANY CLAIM OR, COUNTERCLAIM, CAUSE OF ACTION OR DEMAND ARISING FROM OR RELATED TO (I) ANY COURSE OF CONDUCT, COURSE OF DEALING, OR RELATIONSHIP OF BORROWER, OR ANY OTHER PERSON WITH LENDER OR ANY EMPLOYEE, OFFICER, DIRECTOR OR ASSIGNEE OF LENDER IN CONNECTION WITH THE OBLIGATIONS WITH LENDER; OR (II) ANY STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON BY OR ON BEHALF OF LENDER TO BORROWER, OR ANY OTHER PERSON IN CONNECTION WITH THE OBLIGATIONS OR LENDER REGARDLESS OF WHETHER SUCH CAUSE OF ACTION ARISES BY CONTRACT, TORT OR OTHERWISE. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER IN EXTENDING CREDIT TO BORROWER, THAT THE LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER. BORROWER FURTHER CERTIFIES THAT NO PERSON HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT LENDER OR ANY OTHER PERSON WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER.

10.07 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of Borrower at any time held or other obligations at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations held by Lender, irrespective of whether Lender shall have made demand hereunder and although such Obligations may be unmatured. Lender agree promptly to notify Borrower after any such set-off and any application made by Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

10.08 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any party to this Agreement may execute a counterpart copy of this Agreement and deliver the same by telecopier, or by an electronically or digitally scanned copy signed counterpart stored in an electronic or digital format (e.g., “.pdf” or “.tft” format) which preserves the graphical or pictorial appearance of the original and delivered by electronic or digital means, such as electronic mail, so that the same may be printed in a tangible format, which shall be deemed an original for all purposes.

10.09 Entire Agreement. This Agreement, the Note[s]and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. No course of dealing, course of performance, usage of trade or evidence of any prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Agreement or the other Loan Documents. There are no oral agreements between the parties.

10.10 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of any advance of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default Condition or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as any commitment of Lender to make advances under the Loan has not expired or terminated. The provision entitled “Expenses; Indemnification” above shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Loan or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of any advance by Lender under the Loan.

10.11 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Gender and Number. In this Agreement, whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be and the singular number includes the plural.

10.13 Headings. Any captions or headings in this Agreement are for convenience and reference and are not to be considered a part hereof and shall not limit or otherwise affect any of the provisions or terms hereof.

10.14 Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such Person having or being deemed to have structured, written or dictated such provision.

10.15 Lack of Duress. Borrower represents and warrants to Lender that Borrower is a sophisticated business Person, having had substantial experience in connection with financing and credit arrangements such as contemplated by this Agreement, was duly represented by or had the opportunity to be represented by an attorney in the negotiation of the documentation to evidence and secure the Loan and bargained with Lender at arm's length and without duress of any kind whatsoever relative to all of the terms and conditions pursuant to which Lender agreed to make available the Loan including, but not limited to, the terms and conditions contained in this Section.

10.16 Interest Rate Limitation. The parties hereto stipulate and agree that it is their common and overriding intent to contract in strict compliance with the applicable usury laws. Notwithstanding anything herein to the contrary, if at any time the interest rate or rates applicable to the Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. If for any reason the charges paid by Borrower exceed the Maximum Rate, Lender shall credit against the principal balance of the Loan (or, if such indebtedness shall have been paid in full, refund to the payor of such charges) such portion of said charges as shall be necessary to ensure that the total charges do not exceed the Maximum Rate.

10.17 Patriot Act. The Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower and any Person acting on Borrower’s behalf, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Patriot Act. Borrower shall provide such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

Lender:

THE BANK OF TAMPA, a Florida banking corporation

By:
David E. Brown, Senior Vice President

[Remainder of Page Intentionally Blank]

Borrower:

BOVIE MEDICAL CORPORATION, a Delaware corporation

By:
Robert L. Gershon, Chief Executive Officer

Exhibit:
A—Legal Description

EXHIBIT “A”

LEGAL DESCRIPTION

Lot 9, in the Southeast 1/4 of Section 4, Township 30 South, Range 16 East, according to the plat of Pinellas Groves, Inc., recorded in Plat Book 1, Page 55, of the Public Records of Pinellas County, Florida, LESS the West 150 feet thereof and also LESS that part lying within 120 feet of survey line of State Road S-688, Section 15120, as described in Clerk's Instrument No. 260901B, Official Records Book 2081, Page 593, Pinellas County Records.

SCHEDULE 4.04
SCHEDULE OF PENDING LITIGATION

SCHEDULE 4.13
SCHEDULE OF SUBSIDIARIES OF BORROWER

Bovie Holdings, Inc., a Delaware corporation

BVX Holdings LLC, a Delaware limited liability company

Aaron Medical Industries, Inc., a Florida corporation